FOR FURTHER INFORMATION CONTACT:  William S. Lance, Executive Vice President

        (570) 348-6438

                     FOR IMMEDIATE RELEASE

FNCB RELEASES THIRD QUARTER 2009 FINANCIAL RESULTS

DUNMORE, Pa., Nov. 6 -- First National Community Bancorp, Inc. (OTC Bulletin Board:  FNCB),  the financial holding company of First National Community Bank, today announced a net loss for the quarter ended September 30, 2009 of $6.2 million compared to net income of $4.3 million for the same quarter of 2008.

Loss per share for the quarter was $.38 compared to earnings per share of $.27 for the same prior year period.

Results were negatively impacted by the continued weakness in the U.S. economy, which has led to declining collateral values supporting many of the institution's commercial real estate loan projects and an increase in non-performing assets.

"Until Northeastern Pennsylvania begins to experience an economic upturn, the entire local banking industry will continue to feel the impact of rising unemployment, mounting real estate foreclosures and further credit deterioration," notes J. David Lombardi, President and Chief Executive Officer of FNCB.  "Challenging times require extraordinary management, and we have allocated the necessary reserves so that problems identified in our loan portfolio will not be an ongoing factor."

Net interest income before the provision for credit losses totaled $9.5 million, which was approximately 6% lower than the prior three-month period and the same quarter last year.  Other income was negatively impacted by the $2.4 million impairment charge on investment securities due to credit quality issues.  Operating expenses increased in relation to prior periods due to the recognition of costs on properties carried in Other Real Estate Owned.

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FNCB Releases Third Quarter 2009 Financial Results

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For the first nine months of 2009, the company has recorded a $5.2 million net loss, as more than $20 million of earnings have been allocated to the allowance for credit losses to strengthen the reserve and absorb current period charges.

"FNCB remains well-capitalized and well-prepared for the future," Lombardi explains.  "We remain focused on our mission of providing liquidity and funding in these difficult economic times, and continue to operate as an outstanding community banking organization fully committed to providing our customers with personal service and quality products, as we have for almost 100 years."

US Banker this year ranked FNCB 38th of the top 200 community banks according to a three-year average of the company's Return on Equity.

First National Community Bank provides personal, small business and commercial banking services to individuals and businesses from 20 offices throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania.  The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

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This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay

FNCB Releases Third Quarter 2009 Financial Results

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loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.